AMENDMENT NO. 2 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

This Amendment No. 2 (this “Amendment No. 2”) to the Amended and Restated Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company (the “Company”), is hereby adopted on July 18, 2008, by the sole members of the Company (the “Members”). Capitalized terms used but not defined herein are used as defined in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of July 20, 2007, as amended (the “LLC Agreement”).

The Members hereby amend the LLC Agreement as follows:

Section 1. Amendment.

(a)  Section 1.01(a) of the LLC Agreement is hereby amended by deleting the definition of “Extraordinary Approval” in its entirety.

(b)  Section 7.01 of the LLC Agreement is hereby amended by deleting Section 7.01(d) in its entirety.

Section 2. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

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